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                                                                  EXHIBIT 23.02






November 7, 2000

Mr. Curtis Ashmos
Locke, Liddell & Sapp LLP
100 Congress Avenue, Suite 300
Austin, Texas 78701

Dear Mr. Ashmos:

I, Nathan M. Robnett, hereby consent to the use of our firm name
"Robnett & Company, C.P.A.'s, P.C., as "independent auditor" and my Independent Auditor's Report dated September 5, 2000, and the Consolidated Financial Statements of DeMarco Energy Systems of America, Inc. as of June 30, 2000 and June 30, 1999, including the respective notes thereto, in the Registration Statement Form SB-2 of DeMarco Energy Systems of America, Inc.

My consent is limited as described above and is valid until December 31, 2000. Any additional use or use after December 31, 2000 of my name will require my consent in each and every instance.

Sincerely,


/s/ Nathan M. Robnett
-----------------------------
    Nathan M. Robnett, C.P.A.